Exhibit 10.1

April 27, 2007

Mr. John Oakley

4227 Pearman Road

Blacksburg, VA 24060

Via E-Mail:

Dear Mr. Oakley:

I am pleased to extend this offer of employment for you to join Nexxus Lighting, Inc’s (the “Company”) Executive Management team.

Position:	Chief Financial Officer

Reports to:	Mike Bauer, President & CEO

Official Start Date:	June 4, 2007

A nationwide press release will be distributed.

Your Core Compensation will consist of a base salary of $155,000 (paid bi-weekly). In addition to your Core Compensation, you are also eligible for a bonus of up to 50% of your base salary if you and the company meet certain performance levels.

The bonus is broken into two parts:

1)	The first part is a Company bonus and represents a potential 67% of your total bonus potential.

If the company meets its overall net profit goal for the year, then you will earn the bonus.

2)	Individual Goals and Objectives as defined below which represent the additional 33% of your total bonus potential:

a.	Manage overall operating expense (G&A, S&M, R&D) budget to not exceed target operating expense budget for 2007.

b.	Develop strategic recommendations for lean manufacturing operations by 12/31/07.

c.	TBD

d.	TBD

Your employment also includes eligibility for a total of 40,000 stock options, which will vest according to the following schedule:

Stock Options Vested

1)	10,000 Options priced on date of employment and vest over three years, according to Company’s Stock Option Plan

2)	30,000 Options priced on date of employment and vested on March 31, 2008, based on achieving 2007 net profit target

As part of the SVI Executive Management team you will be eligible for future Stock Option grants based on performance. All stock options shall be subject to the terms and conditions of the Company’s stock option plan pursuant to which the options are granted and shall be conditioned upon Employee’s execution of a stock option agreement with Employer in the form specified by the Compensation Committee.

Our payroll is issued bi-weekly on Fridays and direct deposit of your check is available.

Notwithstanding anything to the contrary in this Agreement, express or implied, your employment is for an unspecified term and either you or the Company may terminate your employment at will and with or without Cause (as defined below) or notice at any time for any reason; provided, however, that you agree to provide the Company with ninety (90) days advance written notice of your resignation (during which time the Company may elect, in its discretion, to relieve you of all duties and responsibilities). This at-will aspect of your employment relationship can only be changed by an individualized written agreement signed by both you and an authorized officer of the Company. If your employment is terminated by the Company for any reason other than Cause (as defined below), you shall receive (i) ninety days base salary payable in accordance with the customary payroll practices of the Company over the three month period immediately following the date of termination, (ii) any unpaid reimbursable expenses outstanding as of the date of termination and (iii) payment for accrued and unused benefits as of the date of termination such as vacation. In the event of a termination of your employment by the Company for Cause (as defined below), you shall receive unpaid base salary through, and any unpaid reimbursable expenses outstanding as of, the date of termination and payment for accrued and unused benefits as of the date of termination such as vacation. “Cause” shall be limited to the following: (i) your refusal to perform your duties in a satisfactory manner; (ii) dishonesty or other acts by you that adversely affect the Company; (iii) a violation of the Company’s policies or practices which justifies immediate termination; (iv) arrest or conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; or (v) the commission by you of any act which could reasonably be expected to injure the reputation, business, or business relationships of the Company or any of its affiliates.

You also agree to provide the Company with at least ninety (90) days’ prior written notice of your intent to terminate your employment (“Termination Notice Period”). Failure to provide such notice terminates your entitlement to payment for accrued, unused benefits, such as vacation. In the event of a termination of your employment by you, you shall receive unpaid base salary through, and any unpaid reimbursable expenses outstanding as of, the date of termination and payment for accrued and unused benefits as of the date of termination such as vacation. The Company reserves the right to terminate you before the end of the Termination Notice Period provided that you shall receive the base salary that you would have received from the date of the last payroll payment to the end of the Termination Notice Period and any unpaid reimbursable expenses outstanding as of the date of termination and payment for accrued and unused benefits as of the date of termination such as vacation. During the Termination Notice Period, you agree to provide services under this Agreement using your best efforts.

As an employee you are eligible to participate in all benefit programs offered to full-time employees once you have completed ninety (90) days of employment. You will be eligible to enroll in our group medical plan which the Company contributes 90% to employee only coverage and 60% to family coverage. If you enroll in our group medical plan, our group vision insurance will be at no cost to you.

You will also be entitled after 90 days to enroll in a group dental plan which the Company contributes 50% and a life Insurance and short-term disability plan, which the Company pays for 100%. The Company offers a 401K retirement plan, which you will be eligible to join after one year of employment. That enrollment is expected to be effective June 1, 2008. A summary of our benefits program will be provided for your review along with an employee handbook.

You will begin to accrue PTO monthly beginning May 31, 2007, at a rate of 12.00 hours per month.

You will need to complete pre-employment drug screening and we will have to perform a background check, including a credit check. If the drug test comes back positive for the evidence of an illegal substance or if your background check comes back with a felony conviction not identified on your employment application or if there are any concerns with your credit report, the Company will have the right to rescind its offer.

As we discussed, you agree to attend the following events with the Company prior to your hire date. The Company will reimburse you for your reasonable, out-of –pocket, documented travel expenses for these events.

April 26th – 27th Agent Training

May 8th Nexxus Lighting, Inc. Kick-off Event in New York City

May 16th – 17th Annual Meeting of Shareholders and Board of Directors Meeting

Finally, your acceptance of our offer will require that you acknowledge and sign both a confidentiality and non-compete (fiber optic and LED) agreement. Copies of each will be faxed to you today and provided for signing along with an application for employment that must be completed.

On behalf of our entire management team we look forward to your accepting our offer and becoming an integral member of the Nexxus Lighting, Inc. Executive Management team.

Sincerely,

/s/ Michael A. Bauer
Michael A. Bauer
President and Chief Executive Officer

Accepted:

/s/ John Oakley	April 27, 2007
John Oakley	Date